                                                                   EXHIBIT (4c)

                                                               [EXECUTION COPY]

                                AMENDMENT NO. 1
                                       to
                          LOAN AND SECURITY AGREEMENT

         THIS AMENDMENT NO. 1 dated as of March 11, 2003, is made by and among RUSSELL CORPORATION, an Alabama corporation, certain of its subsidiaries, the financial institutions party thereto from time to time as the Lenders, JP MORGAN CHASE BANK and SUNTRUST BANK, as Co-Syndication Agents, THE CIT GROUP/BUSINESS CREDIT, INC. and BANK OF AMERICA, N.A., as Co-Documentation Agents, WACHOVIA BANK, NATIONAL ASSOCIATION and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Agents, and FLEET CAPITAL CORPORATION, a Rhode Island corporation, as Administrative Agent for the Lenders.

                             Preliminary Statement

         The Borrowers, the Lenders, the Co-Syndication Agents, the Documentation Agents, the Co-Agents and the Administrative Agent are parties to a Loan and Security Agreement dated as of April 18, 2002 (the "Loan Agreement"; terms defined in the Loan Agreement, and not otherwise defined herein, are used in this Amendment as defined in the Loan Agreement).

         The Borrowers have requested that the Lenders amend the Loan Agreement in certain respects and the Lenders have agreed to do so, upon and subject to the terms, conditions and provisions of this Amendment.

                             Statement of Agreement

         In consideration of the Loan Agreement, the Loans made by the Lenders and outstanding thereunder, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1.     Amendments to Loan Agreement. Effective as provided in
SECTION 2, the Loan Agreement is hereby amended as follows:

         (a) by amending Section 1.1 Definitions by inserting therein in appropriate alphabetical order, the following new definitions:

                  "Acquired Business" means all or any portion of a Business Unit or Investment consisting of Equity Interests acquired by one or more Borrowers after the Closing Date.

                  "Average Availability" means the average daily Availability computed for the 120-day period ending on the date on which Average Availability is to be determined.

                  "Bike Amount" means the cash portion of the purchase price of the Acquisition of the assets of Bike Athletic Company.

                  "Cash Purchase Price", when used in connection with an Acquisition, means the cash portion of the purchase price paid or agreed to be paid (whether in a single installment or in multiple installments over time and whether fixed or contingent) in connection with such Acquisition in the Fiscal Year in which the Acquisition is closed, minus the Deferred Cash Portion with respect to such Acquisition not paid during such Fiscal Year.

                  "Daily LIBOR Rate" means the rate per annum determined on a weekly basis by the Swingline Lender on the basis of the offered rate for deposits in Dollars in the London interbank borrowing market of amounts equal or comparable to the amount of the Swingline Facility for a term of seven (7) days, which appears on the Telerate LIBOR Screen Page 3875 as of 11:00 a.m. (London time) two Business Days prior to the first Business Day of each calendar week (provided that if more than one such offered rate appears on such page, "Daily LIBOR Rate" shall be the arithmetic average rounded upward, if necessary, to the next higher 1/100 of 1%) of such offered rates, divided by an amount equal to one minus the Reserve Percentage.

                  "Deferred Cash Portion", when used in connection with an Acquisition, means the portion of the purchase price of an Acquisition which is payable in cash but the payment of which is wholly contingent upon the occurrence of specified events or circumstances in the future, including without limitation the achievement of certain financial results, the occurrence of which is uncertain at the time of the closing of the Acquisition. For purposes of this Agreement, the amount of "Deferred Cash Portion" outstanding or payable at any given time shall equal (i) the amount reasonably projected by the Borrowers to be actually payable and/or (ii) if the amount of the Deferred Cash Portion is a sum certain by reason of the subsequent removal of any contingency or a final calculation agreed to by the buyer and seller, such final amount.

                  "Excluded Acquisition" means any Acquisition which does not involve a total cash consideration and Secured Debt permitted under
         SECTION 12.2(K) in excess of $10,000,000 and does not, when added to other Excluded Acquisitions during the same Fiscal Year, in the aggregate cause total cash consideration and amounts of Secured Debt permitted under SECTION 12.2(K) in all such Acquisitions to exceed $30,000,000.

                  "Factor Collateral" means (a) all of the RFS accounts arising from a Borrower's sales of merchandise or rendition of services to customers which RFS acquires from such Borrower pursuant to its Receivables Purchase Agreement and sells and assigns to factor pursuant to the factoring agreement (all of the foregoing, the "Factoring Accounts" and, individually, a "Factored Account"); (b) all Related Security (as hereinafter defined) with respect to each Factored Account; (c) all sums standing to the credit of RFS with the factor; (d) any property of RFS coming into the factor's possession in the ordinary course of its factoring of the Factored Accounts; and (e) all proceeds of the foregoing. "Related Security" means, with respect to any Factored Account, the following: (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Factored Account, whether pursuant to the contract related to such Factored Account or otherwise, including all rights of stoppage in transit, replevin, reclamation, supporting obligations and letter of credit rights (as such terms are defined in the UCC), and all claims of lien filed or held by a Borrower or RFS on personal property; (ii) all rights to any goods whose sale gave rise to such Factored Account, including returned or repossessed goods, which are segregated from each Borrower's and RFS' other goods; (iii) all instruments, documents, chattel paper and general intangibles (each as defined in the UCC) arising from, related to or evidencing such Factored Account;
         (iv) all Uniform Commercial Code financing statements covering any collateral securing payment of such Factored Account; (v) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Factored Account whether pursuant to the contract related to such Factored Account or otherwise; (vi) all records of any nature evidencing or related to the Factored Accounts, including contracts, invoices, charge slips, credit memoranda, notes and other instruments and other documents, books, records and other information (including, without limitation, computer data); and (vii) all proceeds and amounts received or receivable arising from any of the foregoing.

                  "Guaranty Reserve" means (i) at any time that no Default or Event of Default exists, all or any portion of the amount in excess of $3,000,000 of total obligations that are guaranteed by a Loan Party pursuant to SECTION 12.3(iii) that the Administrative Agent, in its sole discretion, determines should constitute the Guaranty Reserve, and (ii) at any time that a Default or Event of Default exists, all or any portion of the total obligations that are guaranteed by a Loan Party pursuant to SECTION 12.3(iii) that the Administrative Agent, in its sole discretion, determines should constitute the Guaranty Reserve.

                  "Permitted Factor Lien" means a security interest in an Account of a Borrower in favor of a factor who is a party to a factoring arrangement with such Borrower permitted under SECTION 12.7.

                  "Permitted Repurchase" means any (i) purchase by Russell or a Subsidiary, in open market transactions, of its Senior Notes and Common Stock or (ii) any redemption of Senior Notes pursuant to the terms of the Senior Notes Indenture, in each case following at least 48 hours advance notice to the Administrative Agent (which notice may be waived by the Administrative Agent in its discretion), which, when added to all prior such purchases during the same Fiscal Year, does not exceed, in the aggregate for all such purchases and redemptions, $75,000,000, plus the Rollover Amount, minus the sum of the cash purchase prices of Section 12.4 Investments and the Cash Purchase Price of the Permitted Acquisitions made during such Fiscal Year and the Deferred Cash Portion of Permitted Acquisitions paid or to be paid during such Fiscal Year.

                  "Rollover Amount" means, for each Fiscal Year, the amount, if any, by which $75,000,000 exceeds the sum of the Cash Purchase Price of all Permitted Acquisitions, and the Deferred Cash Portions of Permitted Acquisitions paid, and the cash portion of the purchase prices of all Section 12.4 Investments and Permitted Repurchases during the immediately preceding Fiscal Year, up to a maximum of $15,000,000.

                  "Swingline Rate" means the sum of the following (1) the Daily LIBOR Rate, plus (ii) the Applicable Margin then in effect for LIBOR Revolving Credit Loans, plus (iii) .375%.

         (b)      by amending the definition of "Eligible Account" in Section
1.1 Definitions by amending clause (p) in its entirety, changing clause (q) to clause (r) and inserting a new clause (q), to read as follows:

                  (p) such Account is subject to the Security Interest, which is perfected as to such Account, and is subject to no other Lien whatsoever other than a Permitted Lien arising by operation of law and a Permitted Factor Lien and the goods giving rise to such Account were not, at the time of the sale thereof, subject to any Lien other than the Security Interest or other Permitted Lien arising by operation of law;

                  (q) such Account is not owing by an Account Debtor whose Accounts are subject to any arrangement with any factor unless such factor has entered into an intercreditor agreement in form and substance satisfactory to the Administrative Agent in its sole discretion; and

         (c) by further amending Section 1.1 Definitions by amending the following definitions in their entireties to read as follows:

                  "Applicable Margin" means as to each Type of Loan under each Facility, the Tier II rate per annum set forth under the appropriate caption on the pricing matrix attached hereto as ANNEX B, subject to quarterly adjustment as follows: From and after the delivery of the consolidated quarterly financial statements of Russell and its Consolidated Subsidiaries for each Fiscal Quarter and the related officer's certificate in accordance with the respective provisions of SECTIONS 11.1(b) and 11.3, the foregoing percentages will be adjusted effective January 5, 2003 and as of the first day of each succeeding Fiscal Quarter thereafter, that begins at least 10 days after delivery of quarterly financial statements and the related officer's certificate for the previous Fiscal Quarter (each, a "Margin Adjustment Date"), to the percentages set forth in ANNEX B that correspond to the Fixed Charge Coverage Ratio covenant calculation reflected in such financial statements and the related certificate; PROVIDED, that if and for so long as a Default or Event of Default exists, no downward adjustment in the Applicable Margin otherwise indicated shall be effected.

         "Borrowing Base" means at any time an amount equal to the lesser of:

         (a) the Revolving Credit Facility, minus the Letter of Credit Reserve and the Guaranty Reserve, and

         (b)      an amount equal to

                  (i) 85% of the face value of Eligible Accounts and Eligible Amounts Due from Factor due and owing at such time, plus

                  (ii) the lesser of: (A) the sum of 50% as to raw materials and work in process and 60% as to finished goods, in each case of the value of Eligible Inventory consisting of such items, determined on the basis of the lesser of FIFO cost and market value and (B) 85% of the Appraised Value of Eligible Inventory, plus

                  (iii)    the L/C Inventory Amount, plus

                  (iv) during the period April 15 through August 31 of each Fiscal Year, the Seasonal Increase, minus

                  (v)      the Letter of Credit Reserve, minus

                  (vi)     the Dilution Reserve, minus

                  (vii) the Environmental Compliance Reserve (which on the Effective Date is zero), minus

                  (viii)   the Royalty Reserve, minus

                  (ix)     the Guaranty Reserve;

         where "Seasonal Increase" means 10% of the value of Eligible Inventory, determined on the basis of the lesser of FIFO cost and market value.

                  "Cash Equivalents" means

                  (a)      Dollars;

                  (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state having maturities of not more than one year after the date of acquisition;

                  (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $250 million and a Thompson Bank Watch Rating of "B" or better;

                  (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in CLAUSES
         (b) and (c) above entered into with any financial institution meeting the qualifications specified in said CLAUSE (c);

                  (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition; and

                  (f) investments in funds which invest primarily in assets described in (a) through (e) above.

                  "Eligible Amounts Due from Factor" means the amount payable from time to time to the Borrowers by factors with respect to Accounts which have been sold or transferred in accordance with the provisions of SECTION 12.7(e), or otherwise pursuant to consent by the Required Lenders, as to which factors (x) have assumed the risk of loss resulting from an Account Debtor's failure to pay such Accounts at maturity because of its financial inability and (y) otherwise have no rights of offset against collections not approved by the Administrative Agent, net of the sum of all discounts, returns, allowances, deductions, fees, commissions, and other charges, charge backs and obligations due to factors and net of all reserves taken by factors, including, without limitation, (a) any customer deductions, (b) any factor risk account receivables which are not paid in full because of a dispute (real or alleged), (c) any account receivable with respect to which the client or a seller has breached any of the warranties or representations set forth in the agreement with factor, (d) any early payment anticipation deducted by a customer on any account receivable,
         (e) any client risk account receivable, and (f) payments received by factor on client risk accounts receivable which factor is required at any time or for any reason to turnover or return (including, without limitation, payments made by factor in connection with preference claims asserted in a bankruptcy or other insolvency proceeding), which amount is determined based upon statements provided by factors or, in the absence of such current statements, as determined by the Administrative Agent in its reasonable discretion.

                  "Fixed Charge Coverage Ratio" means, for any specified accounting period, the ratio of EBITDA of Russell and its Consolidated Subsidiaries for such period, less the sum of cash income taxes paid, Restricted Payments and Restricted Distributions (excluding Permitted Repurchases), Capital Expenditures (other than Financed Capex) and Previously Reserved Cash Payments made, on a consolidated basis by Russell and its Consolidated Subsidiaries during such period, to the sum of (i) interest expense for such period plus (ii) current maturities of long-term Debt as of the date of determination, in each case determined in accordance with GAAP on a consolidated basis for Russell and its Consolidated Subsidiaries; PROVIDED, that (x) for any specified accounting period of less than four consecutive Fiscal Quarters, current maturities of long-term Debt as of the date of determination shall be multiplied by a fraction, the numerator of which is the number of Fiscal Quarters included in such specified accounting period and the denominator of which is four and (y) for purposes of calculating current maturities of long-term Debt for the last four Fiscal Quarters during which this Agreement is in effect, the principal amount of all Revolving Credit Loans that are due and payable on the Termination Date shall be excluded.

                  "Permitted Investments" means Investments of any Loan Party or Subsidiary in:

                  (a) (i) At any time Revolving Credit Loans are outstanding, Cash Equivalents of up to $30,000,000, and (ii) at any time there are no Revolving Credit Loans outstanding, all Cash Equivalents, in each case so long as the requirements of SECTION 5.16 are met to the extent necessary to assure that such Cash Equivalents are subject to the Security Interest.

                  (b) sales of inventory on credit in the ordinary course of business,

                  (c) in any Loan Party (including any Permitted Acquisition that involves an Investment in Equity Interests of a Person that thereby becomes a Loan Party),

                  (d) any Subsidiary that is not a Loan Party to the extent that such Investment is outstanding on the Effective Date,

                  (e) shares of capital stock, evidence of Indebtedness or other security acquired in consideration for or as evidence of past-due or restructured Accounts,

                  (f) non-cash consideration received in connection with any Asset Disposition otherwise permitted hereby,

                  (g)      Guaranties permitted pursuant to SECTION 12.3,

                  (h) those items described on SCHEDULE 1.1B - PERMITTED INVESTMENTS,

                  (i) loans and advances (i) to officers, directors and employees of any Loan Party or its Subsidiaries in the ordinary course of business or (ii) to officers, directors and employees and to independent sales representatives of any Loan Party or its Subsidiaries secured by the pledge of shares of Russell capital stock made to finance the purchase by such officers, directors, employees or representatives of such stock or made to finance tax liabilities of any such Person resulting from the exercise of stock options or the sale of capital stock of Russell by such Person, in each case consistent with past practices of such Loan Party or Subsidiary and consistent with Applicable Law, and

                  (j) at any time no Default or Event of Default exists, up to $10,000,000 of Investments during any Fiscal Year, so long as they are subject to the Security Interest, provided that no more than 66 2/3% of the Equity Interests of any Foreign Subsidiary shall be required to be subject to the Security Interest.

                  "Permitted Pro Forma Adjustments" as applied to any Person or Business Unit Acquired after the Effective Date means, as of any date of determination, the actual results of operations of such Person or Business Unit for the period of 12 months ended nearest to the date of determination, as if such Person or Business Unit had been Acquired (and any related Debt had been incurred) on the first day of such 12-month period, as adjusted with the approval of the Administrative Agent to reflect verifiable, adequately documented severance payments and reductions in officer and employee compensation, insurance expenses, interest expense, rental expense, and other overhead expense, and, for all Acquisitions during any Fiscal Year, up to an aggregate amount of $15,000,000 of transaction expenses and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following completion of such Acquisitions.

                  "Swingline Facility" means an amount equal to (i) $30,000,000 during any period of 60 consecutive days falling between October 1 and December 31 of each year chosen by the Borrowers' Representative and
         (ii) $20,000,000 at all other times.

         (d) by amending Section 5.1(a)(ii) by adding at the end thereof the following proviso: "; provided, however, that in the event the Borrowers have selected an Interest Period of three months or less, the Borrowers shall be required to pay accrued interest only on the last day of such Interest Period.

         (e) by amending Section 5.1(b) Swingline Loans in its entirety to read as follows:

         (b) Swingline Loans. Subject to the provisions of SECTION 5.1(d), the Borrowers will pay interest on the unpaid principal amount of each Swingline Loan for each day from the day such Loan is made, until such Loan is paid (whether at maturity, by reason of acceleration, or otherwise), at a rate per annum equal to the Swingline Rate, payable monthly in arrears as it accrues on the first day of each month.

         (f) by amending Section 5.10(g) Voluntary Prepayment of Term Loan by substituting a ";" for "." at the end thereof and adding to the end thereof the following:

         provided that the Borrowers may prepay in its entirety the Term Loan installment due December 31 of each year prior to such date but on or after September 30 of such year.

         (g)      by amending Section 5.10(h) Mandatory Prepayments by deleting
Section 5.10(h)(i)(A) in its entirety and substituting in lieu thereof the following:

                  (A) Asset Disposition. Upon receipt by the Borrowers or any Subsidiary of the Net Proceeds of any Asset Dispositions in excess of $5,000,000 in the aggregate in any Fiscal Year, the Borrowers shall apply such Net Proceeds to prepay the Loans as provided in SECTION 5.10(i). Subject to the last paragraph of SECTION 5.10(i) below, prepayments pursuant to this paragraph (A) shall be effected quarterly on the date that is ten Business Days following the earlier of the date on which Russell's Form 10-Q or Form 10-K, as applicable, is filed with the SEC or the date on which such forms are due to be filed under Applicable Law.

         (h) by amending Section 5.10(i)(C) Other Amounts in its entirety to read as follows:

                  (C) Other Amounts. Any prepayment amounts (other than those described in the foregoing SECTIONS 5.10(i)(A) and (B) and in the proviso at the end of SECTION 5.10(g)) shall be applied first to the outstanding principal amount of the Term Loans ratably as to the remaining installments thereof to the extent of such Loans. After all Term Loans have been repaid, any such other amounts, and any amounts under SECTION 5.10(h)(i)(C), shall be applied to repay outstanding Swingline Loans and then to outstanding Revolving Credit Loans, but without any reduction in Commitments.

         (i) by amending Section 5.11 Payments Not at End of Interest Period; Failure to Borrow to read in its entirety as follows:

                  Section 5.11 Payments Not at End of Interest Period; Failure to Borrow. If for any reason any payment of principal with respect to any LIBOR Loan is made on any day prior to the last day of the Interest Period applicable to such LIBOR Loan or, after having given a Notice of Borrowing with respect to any LIBOR Revolving Credit Loan or a Notice of Conversion or Continuation with respect to any Loan to be continued as or converted into a LIBOR Loan, such Loan is not made or is not continued as or converted into a LIBOR Loan due to the Borrowers' failure to borrow or to fulfill the applicable conditions set forth in ARTICLE 6, the Borrowers shall pay to each Lender (i) a fee in the amount of $250.00 and (ii) an amount computed pursuant to the following formula:

                  L = (R - T) x P x D
                      ---------------
                             360

                  L = amount payable to the Lender

                  R = LIBOR

                  T = effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the Lender's sole discretion, maturing on or near the last day of the Interest Period applicable to such Loans and in approximately the same amount as such Loans of or to have been made by the Lender can be purchased by the Lender on the day of such payment of principal or failure to borrow or convert or continue

                  P = the amount of principal prepaid or the amount of the
                      requested Loans of or to have been made by the Lender

                  D = the number of days remaining in the applicable Interest
                      Period as of the date of such payment or the number of days of the requested Interest Period

         The Borrowers shall pay the fee on demand by the Administrative Agent and shall pay such other amounts upon presentation by the Administrative Agent of a statement setting forth the amount and the applicable Lender's calculation thereof in reasonable detail, which statement shall be deemed true and correct absent manifest error.

         (j) by amending Section 5.13(d) to read in its entirety as follows:

                  (d) In no event shall there be more than ten LIBOR Loans outstanding hereunder at any time. For the purposes of this SUBSECTION (d), each LIBOR Loan having a distinct Interest Period shall be deemed to be a separate Loan hereunder.

         (k) by amending Section 7.1(f) Business to read in its entirety as follows:

                  (f) Business. The Borrowers are engaged principally in the business of designing, manufacturing, marketing and distributing sports uniforms, athletic and other apparel and sports equipment.

         (l) by amending Section 9.12(c) Borrowing Base Certificate to read in its entirety as follows:

         (c) Borrowing Base Certificate. The Borrowers shall deliver to the Administrative Agent as soon as available but in any event not later than the first Business Day following the 19th day following the last day of each accounting month of the Borrowers, which day shall have been identified by the Borrowers to the Administrative Agent and approved by the Administrative Agent not later than the first such accounting month-end in each Fiscal Year of the Borrowers, a Borrowing Base Certificate prepared as of the close of the last Business Day of such accounting month most recently ended.

         The Borrowers may, at their option at any time, submit a Borrowing Base Certificate supported by a Schedule of Inventory and a Schedule of Accounts, which shall, for purposes of calculating Availability hereunder, supersede the next preceding Schedule of Accounts, Schedule of Inventory and Borrowing Base Certificate delivered hereunder.

         (m) by amending Section 11.1(b) Monthly Financial Statements in its entirety to read as follows:

         (b) Monthly Financial Statements. As soon as available after the end of each month, but in any event within 30 days after the end of each accounting month (or within 45 days after the end of each accounting month that is the last month in a Fiscal Quarter), copies of the unaudited consolidated balance sheets of Russell and its Consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and (if such month is the last month of a Fiscal Quarter) cash flows for Russell and its Consolidated Subsidiaries for such month, for the Fiscal Quarter then ended (if such month is the last month of a Fiscal Quarter) and for the portion of the Fiscal Year through such month, certified by the Financial Officer as presenting fairly the financial condition and results of operations of Russell and its Consolidated Subsidiaries (subject to normal year-end audit adjustments) for the applicable period(s), together with statements of depreciation, amortization and Capital Expenditures for such month and for the year to date period ending at the end of such month and, if requested by the Administrative Agent, with respect to any Fiscal Quarter end, consolidating balance sheets, statements of income and cash flows by Business Unit on the same basis prepared by the Borrowers for internal use;

         (n) by amending Section 11.1(c) Forecast in its entirety to read as follows:

         (c) Forecast. As soon as available, but in any event not later than 30 days after the first day of each Fiscal Year beginning after the Effective Date, forecasted income statement and statement of cash flow and beginning and ending balance sheets for Russell and, if requested by the Administrative Agent, each of its Business Units (on a consolidated and consolidating basis on the same basis prepared by the Borrowers for internal use) for such Fiscal Year.

         (o) by amending Section 12.3 Guaranties in its entirety to read as follows:

                  Section 12.3 Guaranties. Become or remain liable with respect to any Guaranty of any obligation of any other Person, except that this SECTION 12.3 shall not apply to (i) any Loan Party's Guaranty of obligations permitted hereunder of another Loan Party (including Guarantees of the Senior Notes by the Loan Parties (other than Russell)) or to Borrowers' or Subsidiary's obligation to indemnify its officers and directors to the fullest extent permitted by the corporation or other Applicable Law of the jurisdiction of such Person's organization, (ii) Guaranties by Loan Parties which constitute Investments permitted hereunder, or (iii) Guaranties by Loan Parties of up to $10,000,000 of aggregate obligations of Subsidiaries which are not a Loan Party.

         (p) by amending Section 12.4(a)(ii)(B) to read in its entirety as follows:

                  (B) (x) The cash portion of the purchase price for the Investment, when added to the cash portions of the purchase prices of any other Section 12.4 Investments and the amounts of the Cash Purchase Price of any Permitted Acquisitions closed in the same Fiscal Year and the amount of any Permitted Repurchases during such Fiscal Year, does not exceed $75,000,000 plus the Rollover Amount, if any, and (y) Availability and Average Availability immediately after giving effect to such Investment, will not be less than the sum of (I) $50,000,000 and $30,000,000, respectively, plus
         (II) in each case the aggregate amount of the Deferred Cash Portion of any Permitted Acquisitions closed during such Fiscal Year and the amount of any Deferred Cash Portion of any Permitted Acquisition closed in any previous Fiscal Year to be payable in such Fiscal Year;

         (q) by amending Section 12.4(b) in its entirety to read as follows:

                  (b) Acquisitions as to which each of the following conditions is satisfied:

                                (i) at least 14 days prior to the closing date for the proposed Acquisition, the Borrowers shall provide to the Administrative Agent and the Lenders notice of such proposed Acquisition together with an information package containing a written description of the Acquisition, which shall include such information as the Administrative Agent shall reasonably request, including, without limitation, the matters set forth in SCHEDULE 12.4(b), and, at least 3 Business Days prior to the proposed closing date, the Borrowers shall provide to the Administrative Agent and its counsel the purchase agreement and all other material documents and agreements relating to such proposed Acquisition, in substantially final form;

                                (ii)    (x) the Cash Purchase Price of the
                           Acquisition, when added to the Cash Purchase Price of any other Permitted Acquisitions closed in the same Fiscal Year, and the amount of any Deferred Cash Portion paid or reasonably projected by the Borrowers to be payable during such Fiscal Year, and the total amount invested in Section 12.4 Investments in such Fiscal Year, and the cash portion of Permitted Repurchases during such Fiscal Year does not exceed the sum of (A) for Fiscal Year 2003, $85,000,000, excluding the Bike Amount, and
                           (B) for all other Fiscal Years, the sum of (I) $75,000,000, plus (II) up to 100% of the net proceeds of any issuance of Equity Interests of Russell after the date hereof, if such issuance was intended by Russell to finance, in part, such purchase price as disclosed in advance by Russell to the Lenders, plus (III) the Rollover Amount, if any, and (y) Availability and Average Availability, immediately after giving effect to such Acquisition, computed on a pro forma basis satisfactory to the Administrative Agent giving effect to such Acquisition and to the payment of the Cash Purchase Price and any Deferred Cash Portion of such Acquisition and any Deferred Cash Portion of any previous Permitted Acquisition payable during such Fiscal Year and the inclusion in the Borrowing Base on a pro forma basis of the Eligible Accounts and Eligible Inventory acquired in connection with the Acquisition, will be not less than $50,000,000 and $30,000,000, respectively;

                                (iii)   the proposed Acquisition is an arm's
                           length transaction whereby a Borrower will (A) own directly or indirectly at least 51% of the Equity Interests in such Acquisition Target and will control the governance of such Acquisition Target or
                           (B) acquire a Business Unit;

                                (iv) at the time of the proposed Acquisition, the Acquisition Target shall be engaged in a business which is the same as or related, ancillary or complementary to any of the businesses of the Borrowers that are being conducted on the Agreement Date, and a majority of the board of directors or managers or comparable governing body of the Acquisition Target shall have approved the transaction;

                                (v) at least 5 Business Days prior to the consummation of the proposed Acquisition, the Borrowers shall have demonstrated, in a manner satisfactory to the Administrative Agent in its reasonable judgment, (A) positive trailing 12-month pro forma net income before provision for income taxes, interest expense, depreciation, or amortization of the Acquisition Target after giving effect to Permitted Pro Forma Adjustments ("Target EBITDA") and (B) compliance by Russell and its Consolidated Subsidiaries with the terms and provisions of this Agreement on a pro forma basis after giving effect to Permitted Pro Forma Adjustments for the Acquisition Target;

                                (vi)    the Administrative Agent shall have
                           reviewed the Accounts and received such appraisals of Inventory to be acquired and included in the Borrowing Base as the Administrative Agent in the exercise of its reasonable credit judgment deems material and environmental site assessments, in form and substance satisfactory to the Administrative Agent and the Lenders, with respect to any real property owned by the Acquisition Target or operated by the Acquisition Target;

                                (vii) no Debt shall be incurred or assumed by any Borrower or the Acquisition Target in connection with or as a result of such proposed Acquisition other than in compliance with the provisions of
                           SECTION 12.2;

                                (viii)  the Administrative Agent shall have
                           received such additional instruments, certificates and other documents, including opinions of counsel, as may be usual or customary in connection with similar acquisitions and as the Administrative Agent may reasonably request;

                                (ix) in the case of an Acquisition of Equity Interests, the Acquisition Target shall be merged with and into a Borrower or the Acquisition Target (other than any Acquisition Target that becomes a Foreign Subsidiary) shall have executed and delivered the Subsidiary Guaranty (or an effective joinder agreement with respect thereto) and a Guarantor Security Agreement unless the Borrowers and the Administrative Agent have agreed that the Acquisition Target is to become an additional Borrower, in which case the Acquisition Target and the other Borrowers shall have duly executed and delivered such acknowledgment or amendment to this Agreement and such additions to or replacements of outstanding Notes as the Administrative Agent may require evidencing the Acquisition Target's joint and several liability for the Secured Obligations as a Borrower under this Agreement;

                                (x) the Administrative Agent, for itself and on behalf of the Lenders, shall have obtained, or be in the position to promptly obtain, a first priority Lien (subject only to Permitted Liens) on the assets of the Acquisition Target (other than any Acquisition Target that becomes a Foreign
                           Subsidiary) or otherwise acquired in connection with such Acquisition (other than any such Lien as to which the Administrative Agent determines in writing that the benefit thereof is not sufficient to justify the cost of obtaining and perfecting such
                           Lien);

                                (xi) at the time of and after giving effect to the proposed Acquisition, no Default or Event of Default shall exist;

                                (xii) not later than the day of the closing of the Acquisition a certificate of an officer of the Borrowers' Representatives to the effect that the conditions set forth in this SECTION 12.4(b) have been satisfied on the closing date for such proposed Acquisition; and

                                (xiii) notwithstanding anything contained in this Agreement to the contrary, with respect to Excluded Acquisitions and related Permitted Investments, the Administrative Agent may waive on behalf of all the Lenders any of the requirements set forth in this SECTION 12.4(b) in its sole and absolute discretion.

         (r) by amending Section 12.5 Capital Expenditures in its entirety to read as follows:

                  Section 12.5 Capital Expenditures. Make or incur any Capital Expenditures (excluding Financed Cap Ex) in any Fiscal Year set forth in the table below in an amount greater than the amount set forth opposite such Fiscal Year, provided that any unused portion of such allowance up to $30,000,000 may be carried over but only to the succeeding Fiscal Year. All Capital Expenditures shall be applied first to reduce the allowance set forth below and not the amount carried over.

                  Fiscal Year                      Allowance
                  -----------                      ---------

                  2003                            $55,000,000
                  2004                            $60,000,000
                  2005                            $65,000,000
                  2006                            $75,000,000

         (s) by amending Section 12.6 Restricted Distributions and Payments, Etc. in its entirety to read as follows:

                  Section 12.6 Restricted Distributions and Payments, Etc. Declare or make any Restricted Distribution or Restricted Payment, except that this SECTION 12.6 shall not apply to (a) any Permitted Investment or (b) any Permitted Repurchases or
                  (c) cash dividends on its capital stock declared and paid by Russell during any Fiscal Year in an amount not to exceed the sum of (i) $5,750,000 and (ii) an amount equal to the lesser of (A) 25% of Excess Cash Flow for such Fiscal Year and (b) $19,250,000, PROVIDED that, after giving effect on a pro forma basis to any such payment described in CLAUSES (a), (b) OR (c) above, no Default or Event of Default shall exist.

         (t) by amending Section 12.7 Merger, Consolidation and Sale of Assets in its entirety to read as follows:

                  Section 12.7 Merger, Consolidation and Sale of Assets. Merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of any material assets to any Person other than (i) sales of Accounts to Russell Financial Services, Inc. or other finance Subsidiary that is a Loan Party, (ii) sales of Inventory in the ordinary course of business, or dispositions as permitted pursuant to SECTION 9.7, except that this SECTION 12.7 shall not apply to (a) the merger of any Loan Party or Subsidiary into a Loan Party, PROVIDED that, Russell shall be the surviving corporation of any merger to which it is a party and a Loan Party shall be the surviving entity of any merger with a Subsidiary that is not a Loan Party, (b) any transfer of assets to a Loan Party,
                  (c) so long as no Event of Default exists at the time, the sale, lease, transfer or other disposition by a Borrower of any Assets Held For Sale, (d) the sale, lease, transfer or other disposition of any Equipment or Real Estate for at least the fair market value thereof at the time of such sale, lease, transfer or other disposition and for consideration at least 75% of which is paid in cash at closing, (e) as to accounts receivable in an aggregate amount not exceeding $50,000,000 at any one time outstanding, (1) the sale on a non-recourse basis as to all Loan Parties, of any account receivable or (2) the sale, transfer or other disposition of accounts receivable to not more than three factors in total pursuant to factoring agreements on terms and conditions satisfactory to the Administrative Agent, and agreements between the factors and the Administrative Agent, in form and substance satisfactory to the Administrative Agent in the exercise of its reasonable credit judgment, providing for, among other things, direct remittance by such factors to an account specified by the Administrative Agent of amounts due from such factors from time to time, subordination of any claims such factors may otherwise have against the applicable Loan Party arising out of obligations of such Loan Party to other customers of such factors ("ledger debt"), and the agreement of such factors to make no loans or advances to any Loan Party, (f) transfers of assets in connection with any Investment permitted hereunder, (g) sales and dispositions of assets (including capital stock of Subsidiaries) not to exceed $5,000,000 in any Fiscal Year, subject to compliance with SECTION 5.10(h)(i)(A), or (h) provided that the Borrowers are in compliance with the provisions hereof immediately prior to such transaction and, after giving effect to such transaction, the Borrowers shall
                  (i) be in compliance with the provisions hereof on a pro forma basis and (ii) have Availability and Average Availability on a pro forma basis of not less than $50,000,000 and $30,000,000, respectively, subject to compliance with SECTION 5.10(h)(i)(A), sales or divestitures of Acquired Businesses within twelve (12) months following the Acquisition thereof or within fifteen (15) months following the Acquisition thereof so long as a letter of intent, commitment letter or other contract confirming the intent to complete the transaction is entered into within twelve (12) months following the Acquisition thereof.

         (u) by amending Section 12.9 Liens in its entirety to read as follows:

                           Section 12.9 Liens. Create, assume or permit or
                  suffer to exist or to be created or assumed any Lien on any of the Collateral or its other assets, other than (i) Permitted Liens, (ii) Liens affecting exclusively raw materials Inventory with an aggregate value at any time not to exceed $2,000,000 in favor of the suppliers of such Inventory, (iii) Liens securing Debt permitted by SECTION 12.2(K), which Liens affect solely capital or fixed assets (and not Accounts or Inventory or proceeds thereof) of the Business Unit or Person Acquired, existing on the date of the related Acquisition and not created in contemplation thereof, and (iv) Liens filed on Factored Collateral in connection with factoring arrangements permitted pursuant to the provisions of SECTION 12.7.

         (v)      amending Article 12 Negative Covenants by adding a new
Section 12.11 at the end thereof to read as follows:

                           Section 12.11 Maximum Deferred Cash Portion. Incur
                  any obligation that would constitute a Deferred Cash Portion of any Permitted Acquisition, if the amount of such Deferred Cash Portion, when added to the aggregate amounts of the unpaid Deferred Cash Portions of all other Permitted Acquisitions would exceed $25,000,000.

         (w) by amending Section 13.1(o) Change of Control by adding the following proviso at the end thereof: "; provided, however, that the sale of 100% of the capital stock of a Subsidiary of Russell shall not constitute a Change of Control, so long as such sale is permitted hereunder and the proceeds of such sale are applied in accordance with SECTION 5.10(h)(i)(A) hereof."

         (x) by amending ANNEX B in its entirety by substituting the ANNEX B attached hereto therefor.

         (y)      by amending SCHEDULE 1.1 A by adding the following property:
1992 Cessna Citation III (650); Serial Number 650-0190; U.S. Registration No. N350CD; two Garrett TFE 13I-3C engines, serial numbers 87506 and 87486.

         (z) by amending SCHEDULE 1.1D by deleting all references therein to Kmart Corporation, and substituting therefor the following: Kmart Corporation, but only if (i) such Accounts are post-petition Accounts on which Kmart Corporation is the Account Debtor and (ii) the Administrative Agent in its sole discretion determines that Kmart Corporation shall be a Designated Account Debtor.

         Section 2. Effectiveness of Amendment. This Amendment shall become effective on the first date (the "Amendment Effective Date") on which the Administrative Agent has received each of the following, each in form and substance satisfactory to the Administrative Agent and in a number of copies sufficient for each Lender:

                  (a) 18 copies of this Amendment duly executed and delivered by each Borrower and the Required Lenders; and

                  (b) payment to the Administrative Agent for the ratable benefit of the Lenders of an amendment fee in the amount of $400,000; and

                  (c) such other agreements, certificates, instruments and other documents as the Administrative Agent may reasonably request in connection with the transactions contemplated hereby.

         Section 3. Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that it has the corporate or other power and has taken all actions necessary to authorize it to execute and deliver this Amendment and the other documents contemplated to be delivered by it pursuant to this Amendment and to perform its obligations under the Loan Agreement as amended by this Amendment and under such other documents; that this Amendment has been and each such other document when executed and delivered by such Loan Party will have been, duly executed and delivered by such Loan Party; and that the Loan Agreement as amended hereby and each such other document, constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

         Section 4. Effect of Amendment. From and after the effectiveness of this Amendment, all references in the Loan Agreement and in any other Loan Document to "this Agreement," "the Loan Agreement," "hereunder," "hereof" and words of like import referring to the Loan Agreement, shall mean and be references to the Loan Agreement as amended by this Amendment. Except as expressly amended hereby, the Loan Agreement and all terms, conditions and provisions thereof remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

         Section 5.    Counterpart Execution; Governing Law; Costs and Expenses.

         (a) Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Receipt by the Administrative Agent or its counsel by telecopy of any executed signature page to this Amendment shall constitute effective execution hereof and delivery of such signature page

         (b) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

         (c) Expenses. In furtherance and not in limitation of the provisions of the Loan Agreement, the Borrowers will pay or reimburse the Administrative Agent and the Lenders for their costs and expenses, including reasonable fees and disbursements of counsel actually incurred, in connection with the preparation and delivery of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers in several counterparts all as of the day and year first written above.


                                  BORROWERS:


Attest:                           RUSSELL CORPORATION



By:                               By:
   -----------------------------     ---------------------------------------
   Steve R. Forehand                 Robert D. Martin
   Assistant Secretary               Senior Vice President and Chief Financial
                                     Officer


[Corporate Seal]


Attest:                           CROSS CREEK HOLDINGS, INC.



By:                               By:
   -----------------------------     ---------------------------------------
   Steve R. Forehand                 Christopher M. Champion
   Secretary                         Vice President


[Corporate Seal]


                                  CROSS CREEK APPAREL, LLC
Attest:



                                  By:
                                     ---------------------------------------
By:                                  Steve R. Forehand
   -----------------------------     Vice President
   Christopher M. Champion
   Secretary


[Corporate Seal]


Attest:                           JERZEES APPAREL, LLC



By:                               By:
   -----------------------------     ---------------------------------------
     Christopher M. Champion         Steve R. Forehand
     Manager                         Manager


[Corporate Seal]

Attest:                           MOSSY OAK APPAREL COMPANY



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Steve R. Forehand
   Secretary                         Vice President


[Corporate Seal]


Attest:                           RUSSELL FINANCIAL SERVICES, INC.



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Robert D. Martin
   Secretary                         Vice President


[Corporate Seal]


Attest:                           DESOTO MILLS, INC.



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Steve R. Forehand
   Secretary                         Vice President


[Corporate Seal]


Attest:                           RUSSELL ASSET MANAGEMENT, INC.



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Steve R. Forehand
   Assistant Secretary               President


[Corporate Seal]


Attest:                           RUSSELL APPAREL LLC



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Steve R. Forehand
   Manager                           Manager


[Corporate Seal]

Attest:                           RINTEL PROPERTIES, INC.



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Floyd G. Hoffman
   Assistant Secretary               Vice President


[Corporate Seal]


Attest:                           RUSSELL YARN, LLC



By:                               By:
   -----------------------------     ----------------------------------------
   Christopher M. Champion           Floyd G. Hoffman
   Secretary                         Senior Vice President, Russell Corporation


[Corporate Seal]


                    [Lenders' signatures on following pages]

                                  ADMINISTRATIVE AGENT AND LENDER:

                                  FLEET CAPITAL CORPORATION



                                  By:
                                     ----------------------------------------
                                               H. Glenn Little
                                               Senior Vice President

                                  SYNDICATION AGENT AND LENDER:

                                  JPMORGAN CHASE BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  SYNDICATION AGENT AND LENDER:

                                  SUNTRUST BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  DOCUMENTATION AGENT AND
                                  LENDER:

                                  THE CIT GROUP/BUSINESS CREDIT, INC.



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  DOCUMENTATION AGENT AND
                                  LENDER:

                                  BANK OF AMERICA, N.A.



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  AGENT AND LENDER:

                                  WACHOVIA BANK, NATIONAL
                                  ASSOCIATION



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  AGENT AND LENDER:

                                  GENERAL ELECTRIC CAPITAL
                                  CORPORATION



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  FOOTHILL CAPITAL CORPORATION



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  GMAC COMMERCIAL FINANCE, LLC



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  TRANSAMERICA BUSINESS CAPITAL
                                  CORP.



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  AMSOUTH BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  COMERICA BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  THE PROVIDENT BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                  ALIANT BANK



                                  By:
                                     ----------------------------------------
                                     Name:
                                     Title:

                                    ANNEX B

                                 PRICING MATRIX

--------------------------------------------------------------------------------------------------------------------
                                      REVOLVING CREDIT LOANS            TERM LOANS
--------------------------------------------------------------------------------------------------------------------
                                                                                                    UNUSED
  TIER         FIXED CHARGE                                                                       COMMITMENT
              COVERAGE RATIO          LIBOR        BASE RATE        LIBOR        BASE RATE            FEE
--------------------------------------------------------------------------------------------------------------------

Tier VI         >3.00:1               1.50%          0.00%          2.00%          0.50%             .375%
--------------------------------------------------------------------------------------------------------------------
                >2.50:1 AND
Tier V          = 3:00:1              1.75%          0.25%          2.25%           .75%             .375%
--------------------------------------------------------------------------------------------------------------------
                >2.00:1 AND
Tier IV         <=2.50:1              2.00%          0.50%          2.50%          1.00%             .375%
--------------------------------------------------------------------------------------------------------------------
                >1.50:1 AND
Tier III        <2.00:1               2.25%          0.75%          2.75%          1.25%             .375%
                -
--------------------------------------------------------------------------------------------------------------------
                >1.25:1 AND
Tier II         <1.50:1               2.50%          1.00%          3.00%          1.50%             .500%
                -
--------------------------------------------------------------------------------------------------------------------

Tier I          <1.25:1               2.75%          1.25%          3.25%          1.75%             .500%
                -
--------------------------------------------------------------------------------------------------------------------

                                SCHEDULE 12.4(B)
                            ACQUISITION DESCRIPTION

Description of Acquisition:

1)       Asset Acquisition or Equity Acquisition

2)       Description of business of target

3)       Approximate Total Consideration
         - Cash
         - Liabilities Assumed

4) Section 12.2(k) secured Debt to be assumed and description of collateral therefor

5)       Current aging of accounts receivable included in Acquisition

6)       Approximate value and location of inventory included in Acquisition

7) Approximate value and location of machinery and equipment included in Acquisition

8) Description of real estate (owned or leased) included in Acquisition and location thereof

9) Identification of lessors, warehousemen, etc. where inventory, machinery and equipment is located

10)      Jurisdiction in which seller is organized

11)      Lien search summary

12) Description of patents, trademarks and copyrights included in Acquisition

13)      Proposed closing date

14)      Material conditions to closing